EXHIBIT 99.1

MannKind Announces Tentative Date of FDA Advisory Committee Review of AFREZZA

Endocrinologic and Metabolic Drugs Advisory Committee Meeting Tentatively Scheduled for April 1, 2014

VALENCIA, Calif., Jan. 10, 2014 (GLOBE NEWSWIRE) -- MannKind Corporation (Nasdaq:MNKD) today announced that the Endocrinologic and Metabolic Drugs Advisory Committee of the U.S. Food and Drug Administration (FDA) is tentatively scheduled on April 1, 2014 to review MannKind's New Drug Application (NDA) for AFREZZA® (insulin human [rDNA origin]) Inhalation Powder. The date and details of the meeting are subject to confirmation by the FDA in a Federal Register notice. MannKind resubmitted the NDA on October 13, 2013 seeking approval to market AFREZZA in the United States with an indication to improve glycemic control in adults with type 1 or type 2 diabetes. The target date for the FDA to complete its review of the AFREZZA NDA is April 15, 2014.

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. Its lead product candidate, AFREZZA®, has completed Phase 3 clinical trials. MannKind maintains a website at www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

CONTACT: Company Contact:
         Matthew Pfeffer
         Chief Financial Officer
         661 775-5300
         mpfeffer@mannkindcorp.com

         Media Inquiries:
         Laura De Zutter or Jeff Hoyak
         MCS Healthcare Public Relations
         800 477-9626
         jeffh@mcspr.com
         laurad@mcspr.com